Banksy
(b. 1974)



Banksy's unique and subversive position in the art world has made him desirable in the commercial market, ranking him 54th of the top 100 global best-selling artists in 2023, according to total auction turnover.

INVESTMENT THESIS

Initial Offering Price
$3,330,000

Offering Circular
sec.gov

Similar Sales | Record Price


$15.0m
$10.0m
$5.0m
$0.0m
11
14
17

Price Appreciation of Similar Works
21.1%

Sharpe Ratio (2006-2022)	watch video
Banksy	▲1.39
S&P 500	0.54

0% Progress

MEMBERS ONLY

Banksy
(b. 1974)

Why we like this offering

1. The Artwork is a prime example of Banksy's Corrupted Oils and shares the primary characteristics of his important "re-mixed masterpieces" series, in which he repaints and modifies key elements of famous artworks from Western art history, although it was not yet created at the time of the series' defining exhibition Crude Oils in 2005.
2. Auction records for artworks similar in style and scale by Banksy are led by *Sunflowers from Petrol Station* (2005), which sold to Masterworks 092, LLC, for $14,558,000 at Christie's in November 2021, followed by *Show Me the Monet* (2005), which sold for $9,945,018 at Sotheby's in October 2020, and *Vandalised Oil* (Choppers) (2006), which sold for $5,855,705 at Sotheby's in March 2022.
3. Banksy covers the soft reflection of the Rokeby Venus' nose with a bandage, which alludes to a recent facial cosmetic surgery. This small yet significant change to the composition transforms the figure from a nude goddess to a naked human, no longer an effortless ideal.
4. Banksy frames his oil paintings with ornate gold-gilded frames made by his studio to highlight the classic academic style of the masterpieces.
5. Banksy's "modified" or "vandalized" oil paintings were first exhibited in an empty store front in London at his solo exhibition Crude Oils in 2005, one year before the Artwork's creation.
6. The original Rokeby Venus has a history of vandalism: in 1914, the suffragette Mary Richardson slashed the canvas multiple times with a meat cleaver to protest the arrest of British women's suffrage leader Emmeline Pankhurt, and in 2023, the climate activist group Just Stop Oil hammered the painting's protective glass. The intense reactions to the painting speak to its historical significance and compelling subject.
7. The Artwork is a medium-scale oil painting, which illustrates a reclining nude woman from behind. She lays on tousled blue bedding against a draped red curtain and props her head up with her left arm to gaze into a mirror held up by a naked winged boyish figure. Her reflection in the mirror reveals her bandaged face, which looks back out at the viewer.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$23,413,689	212	$21,936,000

Turnover by Year



137.6M
103.2M
68.8M
34.4M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
246
184.5
123
61.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$3,330,000**
Offering Circular	sec.gov/edgar

Painting





About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

INVEST NOW

BANKSY

b. 1974, UNITED KINGDOM



$3,330,000

INITIAL OFFERING

21.1% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	61.9% ANNUAL GROWTH OF RECORD PRICE[3]
▲1.39 SHARPE RATIO[4]	14.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 36 × 48 in

The anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.

The Artwork is a prime example of Banksy's Corrupted Oils and shares the primary characteristics of his important "re-mixed masterpieces" series, in which he repaints and modifies key elements of famous artworks from Western art history, although it was not yet created at the time of the series' defining exhibition Crude Oils in 2005. The Artwork is a reimagining of Diego Velázquez' 17th-century painting known as "The Rokeby Venus," one of the most famous nude paintings in history, which is currently in the collection of the National Gallery in London. Venus, the goddess of love, is often portrayed as a beautiful reclining figure or looking into the mirror; however, Velazquez was the first artist to combine both of these motifs in the Rokeby Venus. The painting is also notably the artist's only surviving nude, a forbidden subject during the period of the Spanish Inquisition. If the reclined nude is Venus, then the naked winged boyish figure holding the mirror seems to be Cupid, messenger of the gods and the goddess' son. The original Rokeby Venus has a history of vandalism: in 1914, the suffragette Mary Richardson slashed the canvas multiple times with a meat cleaver to protest the arrest of British women's suffrage leader Emmeline Pankhurt, and in 2023, the climate activist group Just Stop Oil hammered the painting's protective glass. The intense reactions to the painting speak to its historical significance and compelling subject. Banksy covers the soft reflection of the Rokeby Venus' nose with a bandage, which alludes to a recent facial cosmetic surgery. This small yet significant change to the composition transforms the figure from a nude goddess to a naked human, no longer an effortless ideal. Banksy frames his oil paintings with ornate gold-gilded frames made by his studio to highlight the classic academic style of the masterpieces. The Artwork is a medium-scale oil painting, which illustrates a reclining nude woman from behind. She lays on tousled blue bedding against a draped red curtain and props her head up with her left arm to gaze into a mirror held up by a naked winged boyish figure. Her reflection in the mirror reveals her bandaged face, which looks back out at the viewer. Auction records for artworks similar in style and scale by Banksy are led by Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC, for $14,558,000 at Christie's in New York on November 9, 2021, followed by Show Me the Monet (2005), which sold for $9,945,018 (£7,551,600) at Sotheby's London on October 21, 2020, and Vandalised Oil (Choppers) (2006), which sold for $5,855,705 (£4,384,900) at Sotheby's London on March 2, 2022. The Artwork previously sold at Sotheby's London on June 27, 2013 for GBP 146,500.

AUCTION RECORDS FOR PAINTINGS BY BANKSY ARE LED BY LOVE IS IN THE BIN (2018), WHICH SOLD AT SOTHEBY'S LONDON FOR $25,426,401 (£18,582,000) ON OCTOBER 14, 2021, AND SHOCKED THE ROOM AS IT SELF-DESTRUCTED IN A CUSTOM TRICK FRAME THAT SHREDDED THE CANVAS, FOLLOWED BY GAME CHANGER (2020), WHICH SOLD FOR $23,238,686 (£16,758,000) AT CHRISTIE'S LONDON ON MARCH 23, 2021, AND SUNFLOWERS FROM PETROL STATION (2005), WHICH SOLD TO MASTERWORKS 092, LLC, FOR $14,558,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$382,195
$284,234
$385,000
$251,515
$189,514
$229,916
$416,840
$225,332
$654,217
$2,000,000
$9,945,018
$14,558,000
$5,855,705
$2,690,000
$2,050,563
$2,078,313
$2,123,796
6/21/2007
11/28/2007
2/14/2008
10/21/2008
2/12/2010
9/14/2011
2/15/2012
6/27/2013
2/10/2014
7/2/2020
10/21/2020
11/9/2021
3/2/2022
5/19/2022
10/14/2022
3/2/2023
6/29/2023
Implied Historical Growth

The famously anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become a household name in contemporary art, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the use of stencil in revolutionary propaganda throughout history and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor.

Banksy does not have any gallery representation; he is supported only by his discrete and appropriately ironic office Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be the subject of numerous blockbuster traveling exhibitions, including Banky: Genius of Vandal?; and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market. Auction records for paintings by Banksy are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, and shocked the room as it self-destructed in a custom trick frame that shredded the canvas, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC, for $14,558,000 at Christie's in New York on November 9, 2021.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: "Modified," "vandalized," and "re-mixed" paintings on canvas that measure under 70 inches by 70 inches, excluding multipanel works, works on round canvases, and Queen Victoria for being stylistically different. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.1% CAGR implied from selected sales occurring from June 21, 2007, to June 29, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate ("CAGR") of 61.9% from November 18, 2003 to December 31, 2023. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,936,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.39. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 24 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was October 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.